Calculation of Filing Fee Tables
S-8
DEEP FISSION, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.0001 per share, reserved for issuance pursuant to the Pre-Merger Equity Plan	Other	1,461,062	$ 10.46	$ 15,282,708.52	0.0001381	$ 2,110.54
2	Equity	Common stock, par value $0.0001 per share, reserved for issuance pursuant to the Post-Merger Equity Plan	Other	14,500,884	$ 10.46	$ 151,679,246.64	0.0001381	$ 20,946.90
3	Equity	Common stock, par value $0.01 per share, reserved for issuance pursuant to the ESPP	Other	1,000,000	$ 8.89	$ 8,890,000.00	0.0001381	$ 1,227.71
Total Offering Amounts:						$ 175,851,955.16		$ 24,285.15
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 24,285.15
Offering Note
[1]	Note 1(a): This Registration Statement on Form S-8 (this "Registration Statement") is being filed with the Securities and Exchange Commission by Deep Fission, Inc. (the "Company") to register shares of common stock, par value $0.0001 per share ("Common Stock"), that may become issuable under the Deep Fission, Inc. 2025 Equity Incentive Plan (effective August 29, 2025) (the "Pre-Merger Equity Plan"), the Deep Fission, Inc. 2025 Equity Incentive Plan (effective September 5, 2025) (the "Post-Merger Equity Plan"), or the Deep Fission, Inc. 2025 Employee Stock Purchase Plan (the "ESPP" and, collectively with the Pre-Merger Equity Plan and the Post-Merger Equity Plan, the "Plans") (in each case, as the same may be amended from time to time). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of additional shares of Common Stock of the Registrant that may be offered or issued under the Plans by reason of any stock split, stock dividend, recapitalization or other similar transaction. Note 1(b): Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of shares of Common Stock reported on the Nasdaq Global Market on July 14, 2026.

[2]	See Note 1(a) and Note 1(b).

[3]	See Note 1(a). Note 3(a): Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on 85% of the average of the high and low prices of shares of Common Stock reported on the Nasdaq Global Market on July 14, 2026. Pursuant to the ESPP, the purchase price of shares of Common Stock reserved for issuance thereunder will generally be 85% of the lower of the fair market value of shares of Common Stock on the applicable offering date or purchase date.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources